                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ________________



                                    FORM 8-A



               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           Federated Investors, Inc.
            (Exact name of registrant as specified in its charter)


               Pennsylvania                                 25-1111467
 (State of incorporation or organization)                (I.R.S. employer
                                                        identification no.)

         Federated Investors Tower
         Pittsburgh, Pennsylvania                             15222
 (Address of principal executive offices)                  (Zip code)


If this form relates to the registration    If this form relates to the regis-
of a class of debt securities and is        tration of a class of debt
effective upon filing pursuant to           securities and is to become
General Instruction A(c)(1) please check    effective simultaneously with
the following box.   [_]                    the effectiveness of a concurrent
                                            registration statement under the
                                            Securities Act of 1933 pursuant
                                            to General Instruction A(c)(2)
                                            please check the following
                                            box. [_]

Securities to be registered pursuant to Section 12(b) of the Act:


               Title of each class              Name of each exchange on
               to be so registered        which each class is to be registered
               -------------------        ------------------------------------

       Class B Common Stock, no par value         New York Stock Exchange
    -------------------------------------       --------------------------

    -------------------------------------       --------------------------


Securities to be registered pursuant to Section 12(g) of the Act:



                                     None
                    --------------------------------------
                                (Title of class)



                                 Page 1 of 4 pages.
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                INFORMATION REQUIRED IN REGISTRATION STATEMENT



Item 2.    Description of Securities to be Registered


     This Registration Statement on Form 8-A relates to 95,694,000 shares of the Class B Common Stock, no par value per share ("Class B Common Stock"), of Federated Investors, Inc. (the "Registrant"), including: (i) the 83,427,000 shares of Class B Common Stock which will be issued and outstanding upon the consummation of the merger of Federated Investors, a Delaware business trust (the "Trust") into the Registrant, its wholly owned subsidiary, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 20, 1998, between the Trust and the Registrant; (ii) up to 3,000,000 newly issued shares of Class B Common Stock which will be issued in connection with an initial public offering (the "Offering") made pursuant to a purchase agreement (the "U.S. Purchase Agreement") among the Registrant, the Selling Shareholders, and certain underwriters, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated and Smith Barney Inc., (the "U.S. Underwriters") and pursuant to a purchase agreement (the "International Purchase Agreement") among the Registrant, the Selling Shareholders, and certain underwriters, including Merrill Lynch International, PaineWebber International (U.K.) Ltd. and Smith Barney Inc. (the "International Underwriters"); and (iii) 9,267,000 shares of Class B Common Stock which are reserved for issuance pursuant to the Registrant's Stock Incentive Plan. A maximum of 13,500,000 shares may be issued pursuant to the terms of the Registrant's Stock Incentive Plan. As of April 21, 1998 (after giving effect to the stock dividends paid on April 15, 1998 and April 30, 1998), 4,233,000 restricted shares of Class B Common Stock were issued and outstanding under the Stock Incentive Plan, and stock options relating to 4,275,600 shares of Class B Common Stock were outstanding under the Stock Incentive Plan. The remaining 4,991,400 shares reserved under the Stock Incentive Plan were neither issued nor subject to any outstanding stock options.

     The information required by this Item regarding a description of the Class B Common Stock is incorporated by reference to the discussion under the caption "Description of Securities" in the Prospectus ("Prospectus") forming part of the Registration Statement of the Registrant on Form S-1 (No. 333-48405), as amended, as filed under the Securities Act of 1933 pursuant to Rule 424(b). Information regarding the Stock Incentive Plan is incorporated by reference to the discussion under the captions "Management - Compensation Pursuant to Plans - Stock Incentive Plan" and "Shares Subject to Stock Incentive Plan" in the Prospectus. Such Prospectus shall be deemed to be incorporated by reference herein.


Item 2.    Exhibits.

     All exhibits required under Instruction II to Item 2 will be supplied to the New York Stock Exchange.



                                       2
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                                 SIGNATURE



  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                              Federated Investors, Inc.



                              By:      /s/ J. Christopher Donahue
                                      ----------------------------
                              Name:   J. Christopher Donahue
                              Title:  President and Chief Executive Officer





Date: May 11, 1998